Exhibit.(k)(5)

MANAGEMENT FEE WAIVER AGREEMENT

OAKTREE ASSET-BACKED INCOME FUND INC.

225 Liberty Street, 35th Floor

New York, NY 10281-1023

January 23, 2025

Oaktree Fund Advisors, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

Oaktree Fund Advisors, LLC (the “Adviser”), hereby agrees, from the commencement of operations of Oaktree Asset-Backed Income Fund Inc. (the “Fund”) through at least April 30, 2026 (the “Limitation Period”), to fully waive its Investment Management Fee (the “Fee Waiver”) payable under the Investment Management Agreement, dated January 23, 2025, between the Adviser and the Fund. For the avoidance of doubt, the Fee Waiver shall not apply to the Incentive Fee payable under the Investment Management Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Fund’s registration statement.

This agreement (the “Agreement”) will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Directors of the Fund (the “Board”), including a majority of the Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Directors”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may, in its sole discretion, extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Directors, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

OAKTREE ASSET-BACKED INCOME FUND INC.

By:	/s/ Brian F. Hurley
Name:	Brian F. Hurley
Title:	President

The foregoing Agreement is hereby accepted as of January 23, 2025:

OAKTREE FUND ADVISORS, LLC

By:	/s/ Peter Boos
Name:	Peter Boos
Title:	Vice President

By:	/s/ Melanie Kokhan
Name:	Melanie Kokhan
Title:	Assistant Vice President

[Signature Page to Management Fee Waiver Agreement]